NFO RESEARCH, INC.
                                   EXHIBIT 11
                   COMPUTATIONS OF NET INCOME PER COMMON SHARE
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                THREE MONTHS      SIX MONTHS
                                                ENDED JUNE 30    ENDED JUNE 30
                                              ----------------  ----------------
                                               1997     1996     1997     1996
                                              -------  -------  -------  -------

PRIMARY:

 NET INCOME                                   $ 2,534  $ 2,516  $ 4,614  $ 4,205
                                              =======  =======  =======  =======

 WEIGHTED AVERAGE SHARES OUTSTANDING           12,148   11,893   12,086   11,859
 DILUTIVE STOCK OPTIONS                           248      513      260      472
 OTHER COMMON SHARES EQUIVALENTS                   11       33       11       33
                                              -------  -------  -------  -------
                                               12,407   12,439   12,357   12,364
                                              =======  =======  =======  =======

 PRIMARY EARNINGS PER SHARE                   $   .20  $   .20  $   .37  $   .34
                                              =======  =======  =======  =======

FULLY DILUTED:

 NET INCOME                                   $ 2,450  $ 2,473  $ 4,514  $ 4,118
                                              =======  =======  =======  =======

 WEIGHTED AVERAGE SHARES OUTSTANDING           12,148   11,893   12,086   11,859
 DILUTIVE STOCK OPTIONS                           287      537      289      531
 OTHER COMMON SHARES EQUIVALENTS                   11       33       11       33
 CONTINGENT SHARES                                 89       52       89       52
                                              -------  -------  -------  -------
                                               12,535   12,515   12,475   12,475
                                              =======  =======  =======  =======

 FULLY DILUTED EARNINGS PER SHARE             $   .20  $   .20  $   .36  $   .33
                                              =======  =======  =======  =======

Effective April 1, 1997, the Company acquired Prognostics in a transaction which was accounted for as a pooling of interests. Accordingly, all historical financial information has been restated to include the combined financial results of NFO and Prognostics.

The earnings per share and share data reflect the three-for-two stock split effected on February 5, 1996.